JACKSON REAL ASSETS FUND 486BPOS

Ex. 99.25(2)(n)

KPMG LLP
Aon Center
Suite 5500
200 E. Randolph Street
Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 20, 2026, with respect to the financial statements of Jackson Real Assets Fund, as of March 31, 2026, incorporated herein by reference and to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois
July 15, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.